Exhibit 12

CAESARS ENTERTAINMENT CORPORATION

COMPUTATION OF RATIOS

(Unaudited)

(In millions, except ratio amounts)

	Successor					Predecessor
	Six Months Ended June 30, 2012	2011(a)	2010(b)	2009(c)	Jan. 28, 2008 through Dec. 31, 2008(d)	Jan 1, 2008 through Jan. 27, 2008(e)	2007(f)
Ratio of Earnings to Fixed Charges (g)
(Loss)/income from continuing operations before income taxes	$(826.0)	$(1,173.6)	$(1,292.0)	$2,498.2	$(5,535.1)	$(125.4)	$892.5
Add:
Fixed charges, excluding interest capitalized	1,091.1	2,180.6	2,036.9	1,930.2	2,114.6	93.3	843.4
Amortization of interest capitalized	3.0	8.8	9.1	5.6	1.4	0.5	5.7
Losses/(income) from equity in non-consolidated affiliates	9.8	7.9	1.5	2.2	2.1	(0.5)	(3.9)
Non-controlling interests that have not incurred fixed charges	4.7	2.0	0.2	2.7	0.5	0.1	(1.2)
Distributed income from equity investees	—	1.9	1.7	2.2	2.5	0.1	1.8

Earnings as defined	$282.6	$1,027.6	$757.4	$4,441.1	$(3,414.0)	$(31.9)	$1,738.3

Fixed charges:
Interest expense, net of interest capitalized	$1,058.5	$2,122.3	$1,981.6	$1,892.5	$2,074.9	$89.7	$800.8
Interest capitalized	18.0	22.8	1.4	32.4	53.3	2.7	20.4
Interest included in rental expense	32.6	58.3	55.3	37.7	39.7	3.6	42.6

Total fixed charges	$1,109.1	$2,203.4	$2,038.3	$1,962.6	$2,167.9	$96.0	$863.8

Ratio of earnings to fixed charges	—	—	—	2.3	—	—	2.0

(a)	The full year results of 2011 include $47.9 million in pre-tax gains on early extinguishments of debt, $11.0 million in pre-tax charges for impairment of goodwill and other non-amortizing intangible assets and $96.0 million in net pre-tax charges for write-downs, reserves, recoveries, and project opening costs.
(b)	The full year results of 2010 include $115.6 million in pre-tax gains on early extinguishments of debt, $193.0 million in pre-tax charges for impairment of goodwill and other non-amortizing intangible assets and $149.7 million in net pre-tax charges for write-downs, reserves, recoveries, and project opening costs.
(c)	The full year results of 2009 include $4,965.5 million in pretax in pre-tax gains on early extinguishments of debt, $1,638.0 million in pre-tax charges for impairment of goodwill and other non-amortizing intangible assets and $111.5 million in net pre-tax charges for write-downs, reserves, recoveries, and project opening costs.
(d)	The successor period of 2008 includes $5,489.6 million in pretax charges for impairment of goodwill and other non-amortizing intangible assets, $742.1 million in pretax gains on early extinguishment of debt, $24.0 million in pretax charges related to the sale of the Company, and $45.1 million in net pretax charges for write-downs, reserves, recoveries, and project opening costs.

(e)	The predecessor period of 2008 includes $5.4 million in net pretax charges for write-downs, reserves, recoveries, and project opening costs and $125.6 million in pretax charges related to the sale of the Company.
(f)	The full year results of 2007 includes $34.4 million in net pretax credits for write-downs, reserves, recoveries, and project opening costs and $13.4 million in pretax charges related to the proposed sale of the Company. The 2007 results also include the financial results of Bill’s Gamblin’ Hall & Saloon from its February 27, 2007 date of acquisition and Macau Orient Golf from its September 12, 2007 date of acquisition.
(g)	For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest), excluding equity in undistributed earnings of less-than-50%-owned investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the Company’s nonconsolidated majority-owned subsidiaries. For the six months ended June 30, 2012, the years ended December 31, 2011, December 31, 2010, the successor period from January 28, 2008 through December 31, 2008, and the predecessor period from January 1, 2008 through January 27, 2008 our earnings were insufficient to cover fixed charges by $826.5 million, $1,175.8 million, $1,280.9 million, $5,581.9 million and $127.9 million, respectively.

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